Suzhou Equity Transfer Agreement

This Suzhou Equity Transfer Agreement (this “Transfer Agreement”) is dated as of October 31, 2008, and is by and between:

Novolyte Technologies Limited (“Novolyte HK”), a limited company incorporated under the laws of the Special Administrative Region of Hong Kong, P.R.C. (“Hong Kong”),

Novolyte Technologies LP, a Delaware limited partnership (“Parent” and together with Novolyte HK, the “Buyer Parties”),

- and -

Ferro Corporation (“Ferro”), an Ohio corporation.

Recitals

A.	Ferro owns 100% of the equity interests (the “Suzhou Equity Interest”) of Ferro (Suzhou) Energy Storage Materials Co. Ltd. (“Ferro Suzhou”), a wholly-foreign owned enterprise established under the applicable laws and regulations of the People’s Republic of China (the “P.R.C.”), having its legal address at No. 15 Suhong East Road, Suzhou Industrial Park, Suzhou City, Jiangsu Province, P.R.C.

B.	Novolyte HK is a wholly-owned limited company of Parent.

C. D.	Ferro Suzhou is engaged in the business of making electrolytes and related products and providing services related to such products as specified in Ferro Suzhou’s business license (the “Fine Chemicals
Business”).
Novolyte HK desires to purchase from Ferro, and Ferro desires to sell to
Novolyte HK, the Suzhou Equity Interest pursuant to the terms and conditions of this Transfer Agreement.

Agreement

In consideration of the premises and the mutual covenants and agreements contained in this Transfer Agreement, Ferro and Novolyte HK agree as follows:

Article I

Defined Terms; The Equity Transfer

1.1.	Certain Defined Terms. Appendix A sets forth the definitions of certain terms used in this Transfer Agreement. Those terms shall have the meanings set forth on Appendix A where used in this Transfer Agreement and identified with initial capital letters.

1.2.

Transaction. On and subject to the terms and conditions of this Transfer Agreement, at the Suzhou Equity Closing, Ferro shall sell, transfer, assign and deliver to Novolyte HK, and Novolyte HK shall purchase, acquire and accept from Ferro, all of Ferro’s right, title and interest in the Suzhou Equity Interest, free from all Encumbrances (the “Suzhou Equity Transfer”).

Article II

Purchase Price

2.1.	Purchase Price. The aggregate purchase price for the Suzhou Equity Interest (the “Purchase Price”) is Eight Million United States Dollars ($8,000,000) (US) (the “Cash Amount”). The parties acknowledge and agree that simultaneous with the execution of this Transfer Agreement, the Cash Amount has been transferred by either of the Buyer Parties to U.S. Bank, National Association (the “Escrow Agent”) to be held by the Escrow Agent until the disbursement thereof pursuant to the terms of an escrow agreement entered into by and among Parent, the Escrow Agent and Ferro of even date herewith (the “Escrow Agreement”).

2.2.	Estimated Taxes. At the Suzhou Equity Closing, Ferro or its designee shall pay an amount equivalent to any tax, registration fees, stamp duties, or other transfer fees, taxes or imports applicable to the Suzhou Equity Transfer pursuant to applicable P.R.C. laws and regulations (before final determination, the “Estimated Taxes” and after confirmation by the applicable Governmental Entity, the “Actual Taxes”) determined by Ferro and Parent to be payable as a result of the Suzhou Equity Transfer, including any taxes due pursuant to Article 3 of the P.R.C. Enterprise Income Tax Law (effective as of January 1, 2008) and Article 6 of the Detailed Implementation Rules thereunder (the “Estimated EI Tax”). Ferro shall make such payment(s), including the Estimated EI Tax, to the relevant Governmental Entities and shall provide Parent with a tax completion certificate and any other relevant documentation, such as original receipts, within thirty (30) days after the date of such payment(s). If any relevant Governmental Entity determines that the Estimated Taxes are greater than the Actual Taxes, Ferro shall be entitled to a refund of the same. If any relevant Governmental Entity determines that the Estimated Taxes are less than the Actual Taxes, Ferro shall promptly cause the difference, together with any applicable interest and penalties, to be paid to the relevant Governmental Entity.

2.3.	Payments at Suzhou Equity Closing. At the Suzhou Equity Closing, the Escrow Agent shall be authorized the Buyer Parties to pay Ferro the Cash Amount in immediately available funds pursuant to the written instructions of Ferro provided to the Escrow Agent at least five (5) days before the Suzhou Equity Closing.

Article III

Signing Deliveries

3.1.	Generally. Simultaneously with the execution and delivery of this Transfer Agreement, the parties shall make the deliveries described in this Article III. Any agreement or document to be delivered pursuant to this Transfer Agreement which is not attached to this Transfer Agreement, must be in form and substance reasonably satisfactory to the party to which it is being delivered, it being agreed that all documents, certificates, licenses, permits, and approvals related to the Split-Off Transaction, incorporation and establishment of Ferro Suzhou that have been filed or registered with or issued by the Approval Authority and the Registration Authority and been made available by Ferro to Novolyte HK are satisfactory to Novolyte HK and Parent.

3.2.	Ferro’s Deliveries. Ferro hereby delivers to Novolyte HK:

(A)	A certified copy of the resolutions of Ferro Suzhou’s Board of Directors and Ferro’s Board of Directors approving, Ferro’s execution, delivery and performance of this Transfer Agreement and the other documentation referenced herein, the terms of which Ferro Suzhou’s board resolutions shall be substantially in the form of Schedule 1 attached hereto

(B)	The application letter (the “Application Letter”) to be submitted to the Approval Authority, completed and duly signed by an authorized representative of Ferro Suzhou and/or an authorized representative of Novolyte HK, as required by the Approval Authority, the terms of which shall be substantially in the form of Schedule 2 attached hereto;

(C)	A copy of the Articles of Association of Ferro Suzhou, which is attached hereto as Schedule 3;

(D)	A copy of the current Certificate of Approval and the current Business License of Ferro Suzhou, which is attached hereto as Schedule 4;

(E)	A copy of the current standard employment contract of the employees of Ferro Suzhou (together with a form addendum thereto), which is attached hereto as Schedule 5; and

(F)	A notification letter of the removal, effective as of the Suzhou Equity Closing Date, of the directors, supervisor and legal representative of Ferro Suzhou, the terms of which shall be substantially in the form of Schedule 6 attached hereto.

3.3.	Novolyte HK and Parent Deliveries. Novolyte HK and Parent hereby deliver to Ferro:

(A)	A certified copy of the resolutions of Parent and Novolyte HK’s board of managers or directors, as applicable, approving, without limitation, Novolyte HK’s and Parent’s execution, delivery and performance of this Transfer Agreement and the other documentation referenced herein, the terms of which shall be substantially in the form of Schedule 7 attached hereto;

(B)	An executed copy of the Amendment to the Articles of Association of Ferro Suzhou, which among other things, shall change the name of Ferro Suzhou as well as the legal representative thereof (the “Amended Articles”), which Amended Articles shall be effective as of the Suzhou Equity Closing Date, the terms of which shall be substantially in the form of Schedule 8 attached hereto;

(C)	A letter of appointment of the new directors, supervisor and legal representative of Ferro Suzhou, effective as of the Suzhou Equity Closing Date, together with appropriate identification documents, photographs and resumes of the new directors and legal representative of Ferro Suzhou;

(D)	A certified and legalized copy of Novolyte HK’s Memorandum of Articles and Articles of Association to show its good standing substantially in the form required by the Approval Authority;

(E)	A bank reference letter to show Novolyte HK as a new investor financial standing substantially in the form required by the Approval Authority.

(F)	A letter of authorization dated the date hereof issued by Novolyte HK to authorize Ferro and Ferro Suzhou to date and submit any of the above documents and other undated documents signed by Novolyte HK and Ferro Suzhou and take all related actions on their behalf in connection with the Suzhou Equity Transfer and the subsequent application for the New Business License; and

(G)	All such other documentation required to be prepared or delivered by Novolyte HK in connection with the approval of the Suzhou Equity Transfer and this Transfer Agreement with the Approval Authority and the subsequent application for the New Business License.

Article IV

Covenants

4.1.	Filings and Consents. Each of Ferro and Novolyte HK shall use all commercially reasonable efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable law or otherwise to consummate and make effective the transactions contemplated by this Transfer Agreement as promptly as practicable. Subject to the foregoing, as soon as practicable after Ferro Suzhou has received the Ancillary Certificates from the relevant governmental authorities following the Split-Off Transaction (the exact timing to be determined by Ferro Suzhou), Ferro shall submit the Application Letter and this Transfer Agreement, together with all other applicable documentation, including the Amended Articles and all other documents attached hereto, to the Chinese approval authority that originally granted its approval for the establishment of Ferro Suzhou (the “Approval Authority”) for its examination and approval of the Suzhou Equity Transfer. Promptly after approval of the Suzhou Equity Transfer by the Approval Authority and receiving a notice from Ferro, Novolyte HK shall cause Ferro Suzhou to apply to the Registration Authority for a new business license for Ferro Suzhou, which new business license shall have the same business scope as the current business license of Ferro Suzhou (the “New Business License”), and hereby also authorizes Ferro to date and make such application and take all related actions on its and Ferro Suzhou’s behalf in connection therewith.

4.2.	Further Assurances. Each of Ferro and Novolyte HK agree that each will execute and deliver any and all documents in addition to those expressly provided for herein and will take all actions (and cause their affiliated entities, personnel and Ferro Suzhou to do the same) that may be necessary or appropriate to effect the provisions of this Transfer Agreement and each of the other agreements and instruments delivered by them in connection herewith and therewith, including the Chinese version of this Transfer Agreement and any such other agreements and instruments as may be required by the Approval Authority.

Article V

Closing of Equity Transfer

5.1.	Closing. The closing of the transactions contemplated by this Transfer Agreement (the “Suzhou Equity Closing”) shall be held after the conditions set forth in Sections 5.2, 5.3 and 5.4 are satisfied or waived by the appropriate party or such later date mutually agreed upon in writing by the parties. The date on which the Suzhou Equity Closing takes place and the Suzhou Equity Transfer is effective is referred to in this Transfer Agreement as the “Suzhou Equity Closing Date.” The conditions and deliveries described in Sections 5.2, 5.3 and 5.4 hereof shall be mutually interdependent and shall be regarded as occurring simultaneously, and, notwithstanding any other provisions of this Transfer Agreement, no such condition or delivery shall become effective or shall be deemed to have occurred until all of the other conditions and deliveries provided for in Section 5.2, Section 5.3 and Section 5.4 shall also have occurred or have been waived by the appropriate party.

5.2.	Mutual Conditions. The respective obligations of Novolyte HK and Parent on the one hand, and Ferro on the other hand, to consummate the transactions contemplated by this Transfer Agreement shall be subject to the fulfillment, at or before the Suzhou Equity Closing, of each of the following conditions, any of which may, to the extent permitted by applicable law, be waived in writing by either Novolyte HK or Parent on the one hand, or Ferro on the other hand, in its sole discretion (provided that such waiver shall only be effective against such party):

(A)	No Governmental Entity shall have enacted, issued, promulgated or enforced any statute, rule, regulation, executive order, decree, judgment, preliminary or permanent injunction or other order that is in effect and that prohibits, enjoins or otherwise restrains the Suzhou Equity Transfer and no such action shall be threatened or pending.

(B)	There shall not have been issued and in effect, or threatened or pending, any injunction, action, suit or similar legal order or other proceeding seeking or threatening to prohibiting or restraining or any action by any Governmental Entity seeking to enjoin the consummation of any of the transactions contemplated in this Transfer Agreement.

(C)	The Approval Authority shall have approved the Suzhou Equity Transfer pursuant to the terms of this Transfer Agreement and shall have issued to Ferro a certificate evidencing approval of the Suzhou Equity Transfer.

(D)	The New Business License shall have been issued to Ferro Suzhou.

5.3.	Conditions to Ferro’s Obligations. The obligation of Ferro to consummate the transactions contemplated by this Transfer Agreement shall be subject to the fulfillment, at or before the Suzhou Equity Closing, of each of the following conditions, any of which may be waived in writing by Ferro, in its sole discretion:

(A)	All of the representations and warranties of Novolyte HK contained herein are true, accurate, and complete in all material respects as of the date hereof and are true, accurate, and complete in all material respects as of the Suzhou Equity Closing (as if such representations and warranties had been made anew as of the Suzhou Equity Closing except with respect to the effect of transactions contemplated or permitted hereby).

(B)	Ferro shall have received a certificate (dated the Suzhou Equity Closing Date) from authorized directors and/or officers of Novolyte HK certifying that the condition set forth in Section 5.3(A) has been satisfied as of the Closing Date.

5.4.	Conditions to Novolyte HK’s and Parent’s Obligations. The obligation of Novolyte HK and Parent to consummate the transactions contemplated by this Transfer Agreement shall be subject to the fulfillment, at or before the Suzhou Equity Closing, of each of the following conditions, any of which may be waived in writing by Novolyte HK and Parent, in their sole discretion:

(A)	Ferro Suzhou shall have obtained all other permits, licenses, approvals and qualifications issued by any Governmental Entity necessary for Ferro Suzhou to operate as a stand alone entity immediately following the Suzhou Equity Closing, except where the failure to obtain any such permits, licenses, approvals and qualifications would not reasonably be expected to have a material adverse affect on the business of Ferro Suzhou, and expressly excluding from such determination, a safety production license, tax and customs registrations required after the Suzhou Equity Closing and items related thereto.

(B)	Ferro shall have procured the resignation, effective as of the Suzhou Equity Closing Date, of all of the directors, supervisor and the legal representative of Ferro Suzhou appointed by Ferro, and shall have delivered to Novolyte HK and Parent original copies of the same, together with a general release from liability of Ferro Suzhou by such directors and the legal representative, a form of which is attached hereto as Schedule 9

(C)	Novolyte HK shall have received a certificate (dated the Suzhou Equity Closing Date) from authorized directors and/or officers of Ferro certifying that the conditions set forth in Sections 5.4(A) and (B) have been satisfied as of the Closing Date.

Article VI

Representations and Warranties

6.1 Ferro’s Representations and Warranties. Ferro represents and warrants to Novolyte HK and Parent as follows:

(A)	Organization and Existence. Ferro is a corporation duly organized, validly existing, and in good standing under the laws of the State of Ohio and Ferro Suzhou is a wholly-owned foreign enterprise organized and existing under the laws of the P.R.C.

(B)	Capitalization of Ferro Suzhou. Ferro Suzhou has a total investment of $8,032,000 (U.S.) and registered capital of $4,016,000 (U.S.) (to be updated as may be applicable at the Suzhou Equity Closing), all of which is owned by Ferro. The Suzhou Equity Interest has been duly issued, fully paid, and is nonassessable. Neither Ferro nor Ferro Suzhou has issued or granted to any person any option, warrant, conversion right, or other right, interest or benefit of any kind to acquire any other equity capital of Ferro Suzhou.

(C)	Ownership of the Suzhou Equity Interest. Ferro owns all of the issued and outstanding equity interests of Ferro Suzhou free of Encumbrances.

(D)	Power and Authority. Ferro has full power and authority under its constitutive documents and the laws of the State of Ohio to execute, deliver, and perform this Transfer Agreement.

(E)	Authorization. The execution, delivery, and performance of this Transfer Agreement by Ferro has been duly authorized by all requisite corporate action on the part of Ferro.

(F)	Binding Effect. This Transfer Agreement is a valid, binding, and legal obligation of Ferro.

(G)	No Default. Neither the execution and delivery of this Transfer Agreement nor Ferro’s full performance of its obligations under this Transfer Agreement will violate or breach, or otherwise constitute or give rise to a Default under, the terms or provisions of Ferro’s constitutive documents or of any material contract, commitment, or other obligation to which Ferro is a party.

(H)	Finders. With the sole exception of KeyBanc Capital Markets, Ferro has not engaged and are not directly or indirectly obligated to any person acting as a broker, finder, or similar capacity in connection with the transactions contemplated by this Transfer Agreement.

6.2.	Novolyte HK’s and Parent’s Representations and Warranties. Novolyte HK and Parent represent and warrant to Ferro as follows:

(A)	Organization and Existence. Novolyte HK is a limited company duly organized, validly existing and in good standing under the laws of Hong Kong. Parent is a Delaware limited partnership, duly organized, validly existing and in good standing under the laws of the State of Delaware.

(B)	Power and Authority. Each of Parent and Novolyte HK has full corporate and company power and authority, as the case may be, under its respective constitutive documents and under the laws of Delaware and Hong Kong, respectively, to execute, deliver, and perform this Transfer Agreement

(C)	Authorization. The execution, delivery, and performance of this Transfer Agreement has been duly authorized by all requisite limited company and corporate actions, as the case may be, on the part of Novolyte HK and Parent.

(D)	Binding Effect. This Transfer Agreement is a valid, binding, and legal obligation of each of Novolyte HK and Parent.

(E)	No Default. Neither the execution and delivery of this Transfer Agreement nor Novolyte HK’s and Parent’s full performance of its obligations under this Transfer Agreement will violate or breach, or otherwise constitute or give rise to a Default under, the terms or provisions of Novolyte HK’s or Parent’s constitutive documents or of any material contract, commitment, or other obligation to which Novolyte HK or Parent is a party.

(F)	Finders. Neither Novolyte HK nor Parent has engaged and is not directly or indirectly obligated to any person acting as a broker, finder, or similar capacity in connection with the transactions contemplated by this Transfer Agreement.

Article VII

Termination

7.1.	Termination. The parties may terminate this Transfer Agreement at any time before the Suzhou Equity Closing, but only by written instrument signed by both parties. This Transfer Agreement will terminate automatically, and without further action by either party (a) if the Suzhou Equity Closing has not occurred by June 30, 2009 date, provided however, that if the Approval Authority has already approved the transfer but Novolyte HK has not yet received the New Business License, this Transfer Agreement may not be terminated notwithstanding that the Suzhou Equity Closing has not occurred by such date, or (b) if either party has terminated the Escrow Agreement dated of even date herewith between the parties pursuant to its terms. Neither party shall have any liability to the other upon termination hereof or have any continuing obligations to the other, except for any that are expressly stated to survive termination.

Article VIII

Miscellaneous

8.1.	Cooperation. Novolyte HK and Ferro will cooperate with each other, at the other party’s request and expense, in furnishing information, testimony, and other assistance in connection with any actions, proceedings, arrangements, and disputes with other persons or governmental inquiries or investigations involving Ferro’s conduct of the Fine Chemicals Business or the transactions contemplated by this Transfer Agreement.

8.2.	Severability. If any provision of this Transfer Agreement shall finally be determined to be unlawful, then such provision will be deemed to be severed from this Transfer Agreement and replaced by a lawful provision which carries out, as closely as possible, the intention of the parties and preserves the economic bargain contemplated by this Transfer Agreement and, in such case, each and every other provision of this Transfer Agreement will remain in full force and effect.

8.3.	Costs and Expenses. The parties will be responsible for the following costs and expenses arising out of the transactions contemplated by this Transfer Agreement as follows:

(A)	Ferro will be solely responsible for the fees and expenses of KeyBanc Capital Markets whether or not the transactions are consummated; and

(B)	If the transactions are consummated, Ferro will be solely responsible for all Actual Taxes as described in Article II hereof.

Otherwise, each party will bear its own expenses incurred in connection with this Transfer Agreement and the transactions contemplated by this Transfer Agreement, whether or not the transactions are consummated.

8.4.	Notices. All notices, requests and other communications under this Transfer Agreement shall be in writing and shall be deemed to have been duly given at the time of receipt if delivered by hand or communicated by electronic transmission, or, if mailed, three days after mailing with an international overnight courier:

If to Novolyte HK or Parent, to:
Novolyte Technologies Limited/Novolyte Technologies LP
c/o Arsenal Capital Management LP 320 Park Avenue, 30th Floor New York, NY 10022	USA
Attention: John Televantos Telefax:	1.212.771.1718
With a copy (which shall not constitute notice to Parent or Novolyte HK) to:
Proskauer Rose LLP
1585 Broadway New York, NY 10036	USA
Attention: Daniel J. Eisner Telefax:	1.212.969.2900
If to Ferro, to:	Ferro Corporation
1000 Lakeside Avenue Cleveland, Ohio 44114 USA Attention:	General Counsel
Telefax:	1.216.875.7275

Either party may change its notice address above to a different address by giving the other party written notice of such change.

8.5.	Assignment. This Transfer Agreement will be binding upon and inure to the benefit of the successors of the parties, but will not be assignable by any party without the prior written consent of the other parties. Novolyte HK will have the right, however, if it so elects, to assign all or an identified portion of its rights and delegate all or an identified portion of its duties under this Transfer Agreement to an Affiliate of Novolyte HK or of Parent, if, at the time of such assignment and delegation, (i) Novolyte HK provides Ferro with an unconditional guarantee mutually agreed upon by Novolyte HK and Ferro, and (ii) this Transfer Agreement has not been submitted to the Approval Authority and such assignment will not affect or require a change of any term or content or effect of the documents already signed or delivered in connection with the completion of the Suzhou Equity Transfer or the issuance of the New Business License. Ferro hereby agrees that Novolyte HK may unilaterally grant a security interest in its rights and interests hereunder to its or its Affiliates’ lender(s), and Ferro will sign a consent with respect thereto if so requested by Novolyte HK or its Affiliates’ lender(s).

8.6.	No Third Parties. Neither this Transfer Agreement nor any provisions set forth in this Transfer Agreement is intended to, or shall, create any rights in or confer any benefits upon any person other than the parties to this Transfer Agreement.

8.7.	Incorporation by Reference. The Appendices and Schedules to this Transfer Agreement constitute integral parts of this Transfer Agreement and are hereby incorporated into this Transfer Agreement by this reference.

8.8.	Governing Law. This Transfer Agreement will be governed by and construed in accordance with the internal substantive laws of the P.R.C.

8.9.	Language. This Transfer Agreement is written in both English and Chinese. The English and Chinese versions of this Transfer Agreement shall have equal force and effect.

8.10.	Counterparts. At least six counterparts of this Transfer Agreement shall be executed by the parties hereto in both English and Chinese, and each fully executed counterpart shall be deemed an original without production of the others. Each party shall hold one counterpart of each language version, and Ferro Suzhou shall hold four counterparts for submission to the Approval Authority for approval of the contemplated Suzhou Equity Transfer.

8.11.	Dispute Resolution/Arbitration. If the parties ever have a dispute involving their respective rights and obligations under this Transfer Agreement, then the parties will resolve such dispute as follows:

(A)	Dispute Notice. Either Novolyte HK or Ferro may at any time deliver to the other a written dispute notice setting forth a brief description of the issues for which such notice initiates the dispute resolution mechanism set forth in this Section 8.11. Such dispute notice shall also specify the provision or provisions of this Transfer Agreement and the facts or circumstances that are the subject matter of the dispute.

(B)	Informal Negotiations. During the 30-day period following delivery of a dispute notice described in Section 8.11, the parties will cause their representatives to meet and seek to resolve the disputed items cordially through informal negotiations

(C)	Dispute Resolution Proceedings. If representatives of the parties are unable to resolve disputed items through the informal negotiations described in this Section 8.11, then within 15 days after the informal negotiation period the parties will refer the disputed issues to a dispute resolution panel for final resolution as follows:

(1) Designation of Representatives. Within seven (7) days after such informal negotiation period, Novolyte HK and Ferro will each designate one representative to serve on the dispute resolution panel. (If either party fails or refuses to designate a representative, then the other party will be entitled to have a representative appointed for such party by the CPR Institute.)

(2) Selection of Neutral. Promptly after they have been designated, the designated representatives will meet and select a neutral person (the “Neutral”) to serve as the third member of the dispute resolution panel. If the designated representatives of parties cannot agree on a Neutral, then either representative may request the CPR Institute to select the Neutral.

(3) Procedures and Process. At the time the matter is referred to the dispute resolution panel, Novolyte HK and Ferro will jointly establish the procedures to be followed with respect to the presentation of the parties’ respective positions and the process by which the dispute resolution panel will reach and render its decision on the disputed issues. Such procedures and processes will, at a minimum, assure that –

(a) Each party will have the right to submit evidence to the dispute resolution panel;

(b) Each party will have the right to present a written statement concerning that party’s position with respect to the disputed item; and

(c) Before reaching a decision concerning the disputed item, the dispute resolution panel will convene a hearing at which both parties may be represented.

If Novolyte HK and Ferro cannot agree on such procedures and processes, then the Neutral will establish such procedures and process which will, in all events, be consistent with the foregoing.

(4) Decision. The dispute resolution panel will act by majority vote. The dispute resolution panel will base its decision on applicable provisions of this Transfer Agreement or, if the provisions of this Transfer Agreement do not resolve the matter, on general principles of substantive P.R.C. law. (The dispute resolution panel may, if it so desires, seek the opinion of an attorney licensed to practice law in the P.R.C. on any matter of substantive P.R.C. law on which the panel desires clarification.) If the dispute resolution panel concludes that one party did not proceed in good faith in connection with the prosecution or defense of a disputed claim, then the panel will have the power, if it so chooses, to award the other party its costs and expenses in connection with the dispute resolution proceedings; otherwise, each party will be solely responsible for its own costs and one-half of the dispute resolution panel’s fees and costs in connection with such proceedings.

(D)	Equitable Relief. Notwithstanding any other provision of this Section 8.11, either party may seek from a court of competent jurisdiction interim injunctive relief in order to maintain the status quo or protect such party’s rights under this Transfer Agreement pending resolution of a dispute pursuant to this Section 8.11.

(E)	Binding Effect. The decisions of the dispute resolution panel under this Section 8.11 will be binding on both Ferro and Novolyte HK and Parent and will be neither appealable, contestable, or subject to collateral attack by Ferro or Novolyte HK or Parent.

To evidence their agreement as stated above, Novolyte Technologies Limited, Novolyte Technologies LP and Ferro Corporation have each caused their respective duly authorized directors, officers, or attorneys to execute this Transfer Agreement as of the date set forth above.

By: Novolyte Technologies Limited	By: Ferro Corporation
By:/s/ Anthony Giorgio	By:/s/ Cynthia M. Kerker

Name: Anthony Giorgio Title: Director Nationality:	Name: Cynthia M. Kerker Title: Authorized Representative Nationality: United States Citizen
By: Novolyte Technologies LP By: Novolyte Technologies GP LLC, its general Partner By: /s/ Anthony Giorgio

Name: Anthony Giorgio Title: Vice President Nationality:

Appendix A

The following terms identified with initial capital letters are defined in the following Sections of the Transfer Agreement:

Term	Cross Reference
Actual Taxes	Section 2.1
Amended Articles	Section 3.3(B)
Application Letter	Section 3.2(B)
Approval Authority	Section 4.1
Cash Amount	Section 2.1
Estimated EI Taxes	Section 2.2
Estimated Taxes	Section 2.1
Novolyte HK	Preamble
Escrow Agent	Section 2.1
Escrow Agreement	Section 2.1
Ferro	Preamble
Ferro Suzhou	Recital A
Fine Chemicals Business	Recital B
Neutral	Section 8.11
New Business License	Section 4.1
Parent	Preamble
P.R.C.	Recital A
Purchase Price	Section 2.1
SAIC	Section 4.1
Suzhou Equity Closing	Section 5.1
Suzhou Equity Closing Date	Section 5.1
Suzhou Equity Interest	Recital A
Suzhou Equity Transfer	Section 1.2
Suzhou Equity Transfer Application	Section 3.2(B)
Transfer Agreement	Preamble

In addition, the following terms have the meanings set forth below where used in the Transfer Agreement and identified with initial capital letters:

Affiliate	With respect to a party, any other entity controlling, controlled by, or under common control with such party.
Ancillary Certificates	The organizational code certificate, tax
registration certificate, foreign exchange
registration certificate, customs registration
certificate and other establishment related
certificates that Ferro Suzhou needs to obtain
under P.R.C. laws and regulations after getting
its new Business Licence duly reflecting the
Split-off Transaction.
CPR Institute	CPR Institute for Dispute Resolution, 366 Madison Avenue, New York, New York.
Default	An occurrence which constitutes a breach or default under a contract, order, or other commitment, after the expiration of any grace period provided without cure.
Encumbrance	Any encumbrance or lien, including, without limitation, any mortgage, judgment lien, materialman’s lien, mechanic’s lien, security interest, encroachment, easement, or other restriction.
Governmental Entit(y) (ies)	Any court of competent jurisdiction, governmental agency, authority, instrumentality or regulatory body.
Owns or Ownership	Such ownership as confers upon the party or person having it good and marketable title to and control over the thing or right owned, free and clear of any and all Encumbrances.
Split-Off Transaction	The transaction to divide the assets and
liabilities of the Fine Chemicals Business from
the assets and liabilities of Ferro’s businesses
in the P.R.C. which are not related to the Fine
Chemicals Business, which Split-Off Transaction
shall be deemed effective upon the issuance of
the New Business Licence of Ferro Suzhou by SIP
AIC.